Exhibit 99.1

VOLT INFORMATION SCIENCES REPORTS UPDATE ON
ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

New York, New York, September 4, 2012 – Volt Information Sciences, Inc. (OTC: VISI) today announced that on August 31, 2012 the requirement under Volt’s accounts receivable securitization program that the company provide audited financial statements for its fiscal 2011, 2010, and 2009 years by September 15, 2012 was extended to December 14, 2012, as requested by the Company, and the liquidity facility was extended to the same date.  The Company intends to issue a press release providing a business update and certain selected unaudited financial information with respect to the quarter ended July 29, 2012 within the next month.

Under the securitization program, administered by PNC Bank, National Association, accounts receivable related to the United States operations of the staffing solutions business of the Company and certain of its subsidiaries are sold from time-to-time to Volt Funding Corp., which, in turn, sells an undivided percentage ownership interest in the pool of receivables to a commercial paper conduit.  The Company retains the servicing responsibility for the accounts receivable.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 1000 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

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Contact:

James Whitney

Volt Information Sciences, Inc.

voltinvest@volt.com

212-704-7921